Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter and Year-to-Date Results

          COSTA MESA, Calif., Oct. 25 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B., (the “Bank”), announced its unaudited results of operations for the quarter and nine months ended September 30, 2006.  The Company recorded third quarter net income of $1.5 million, or $0.23 per diluted share, compared to net income of $1.8 million, or $0.27 per diluted share, for the third quarter of 2005.  The net income for the nine months ended September 30, 2006 was $6.2 million, or $0.92 per diluted share, compared to net income of $5.5 million, or $0.83 per diluted share, for the nine months ended September 30, 2005.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

          Return on average assets (ROAA) for the three months ended September 30, 2006 was 0.86%, compared to 1.16% for the same period in 2005.  The Company’s return on average equity (ROAE) for the three months ended September 30, 2006 was 10.38% compared to 14.95% for the three months ended September 30, 2005. The Company’s basic and diluted book value per share increased to $10.85 and $9.02, respectively, at September 30, 2006, reflecting an annualized increase of 16.27% and 15.33%, respectively, from December 31, 2005.

          Steven R. Gardner, President and Chief Executive Officer, stated “Our third quarter results were positively impacted by the sale of $65.2 million of multi-family and small business administration (“SBA”) guaranteed loans which generated $1.5 million in gains.  Our results also reflect the on-going investments in people and facilities in connection with the expansion of our branch network and the recruitment of business bankers.  Additionally, we have been impacted by the inverted yield curve and hyper-competitive deposit market in Southern California.”

          Mr. Gardner continued “Our employees continue to effectively execute our strategy of increasing business banking relationships.  Full business banking relationships have increased 53% to 298 accounts since December 31, 2005, which has resulted in a 188% increase in business banking deposits.  These new relationships are leading to a more diversified and higher yielding loan portfolio through increases in commercial real estate, business and SBA loans. The multi-family loan portfolio has been reduced from 76% of the total loan portfolio at the beginning of 2006 down to 64% as of September 30, 2006.  In addition, the Bank’s asset quality remains excellent, as we have no delinquencies within our multi-family, commercial real estate, SBA or business loan portfolios, and we have no residential construction loans on our books.”

          Mr. Gardner concluded his comments by stating “In connection with our strategic plan to transition to a commercial banking business model, the Bank recently received approval from the California Department of Financial Institutions (“DFI”) to convert from a federally chartered savings institution whose primary regulator is the Office of Thrift Supervision to a California-chartered commercial bank, whose primary regulator is the DFI.  The conversion, which remains subject to Federal Reserve Board approval, is expected to be consummated during the fourth quarter of 2006.”

          For the three and nine months ended September 30, 2006, net interest income was $4.1 million and $12.9 million, respectively, compared to $4.3 million and $12.7 million for the same periods a year earlier.  The increase for the nine month period is predominately attributable to a 35.1% growth in interest income, from $24.0 million for the nine months ended September 30, 2005 to $32.4 million for the nine months ended September 30, 2006.  Growth in interest income was attributable to a 14.8% increase in average loans outstanding of $78.6 million and a 17.6% increase in the average loan yield to 6.68% from 5.68%, over the prior year period.  The increase in loan yield is, in part, a direct reflection of the Bank’s focus on originating higher yielding loans to businesses within the Bank’s market area.  Partially offsetting the increase in interest income was an increase in interest expense for the nine months ended September 30, 2006 of 72.3%, or $8.2 million.  The increase in interest expense was attributable to increases in average deposits outstanding of $24.5 million and average borrowings of $63.0 million, as well as the increase in the average cost of deposits and borrowings of 95 and 173 basis points, respectively, over the prior year period.

          Our net interest margin for the quarter ended September 30, 2006 was 2.46% compared to 2.81% for the same period a year ago.  The decrease was primarily attributable to increases in the average cost of deposits and borrowings of 96 and 196 basis points, respectively, which was partially offset by an increase in the average rate earned on loans of 112 basis points.  The increase in the cost of funds is due to the overall rising interest rate environment, which has lead to higher borrowing cost associated with the Bank’s Federal Home Loan Bank (“FHLB”) advances.  Additionally, strong competitor deposit pricing within the Bank’s primary markets have impacted the cost of deposits.  The increase in loan rates is mainly due to the repricing of our predominately adjustable-rate loan portfolio together with the change in the loan portfolio mix to higher yielding commercial real estate and business loans.  At September 30, 2006, the Bank’s loan portfolio was comprised of $565.7 million of adjustable-rate loans, representing 94.8% of its total loan portfolio at such date.  These loans, which include fixed-rate hybrid loans with initial fixed-rate terms of 3, 5, 7 and 10 years that become adjustable-rate loans after the initial fixed-rate period, have an overall average time to reprice of 18.3 months.  The adjustable-rate loan portfolio contains $193.9 million of loans that are scheduled to reprice in October 2006, of which $129.2 million is indexed to the 12 Month Treasury Average rate (12-MTA), a lagging index, and $25.1 million that is indexed to the six-month LIBOR rate.

          Our provision for loan losses was zero and $104,000 for the three and nine months ended September 30, 2006, respectively, compared to $56,000 and $292,000 for the same periods in 2005.  The decrease in the provision for the nine months ended September 30, 2006 compared to the same period in 2005 is primarily due to a decrease in loans held for investment during the nine month period ended September 30, 2006 of $9.2 million compared to an increase of $102.4 million during the same period in 2005.  Net recoveries for the third quarter of 2006 were $116,000 compared to $65,000 for the same period in 2005.

          Noninterest income was $2.2 million and $4.4 million for the three and nine months ended September 30, 2006, respectively, compared to $1.1 million and $3.0 million, respectively, for the same periods ended September 30, 2005. The increases in noninterest income for the three and nine month periods are primarily due to increases in gains from loan sales of $1.2 million and $2.0 million, respectively, compared to the same periods in 2005.  The increase in gains from loan sales for the nine months ended September 30, 2006 compared to the same period in 2005 was partially offset by the sale of charged-off loans in the first nine months of 2005 that generated a gain of $716,000.

          Noninterest expenses were $3.9 million and $11.3 million for the three and nine months ended September 30, 2006, respectively, compared to $3.1 million and $8.8 million for the same periods ended September 30, 2005.  The increase in noninterest expense for the three and nine months were the result of increases in compensation and benefits, premises and occupancy expense, and marketing costs of $475,000, $189,000, and $150,000 for the three months, respectively, and  $1.3 million, $649,000, and $389,000 for the nine months, respectively.  These increases are reflective of the Bank’s investments in its strategic expansion through de novo branching and the addition of experienced business bankers to staff its new locations.  The number of employees at the Bank grew from 89 at September 30, 2005 to 105 at September 30, 2006.  A large portion of the increases in compensation and benefits, $565,000, and premises and occupancy expense, $285,000, during the nine months ended September 30, 2006 compared to the same period in the prior year, is associated with the Bank’s new depository branches in the cities of Los Alamitos and Newport Beach (scheduled to open in the first quarter of 2007), and the SBA loan production office in Pasadena, which opened in January 2006.  The Bank expects to continue to add additional staffing in 2006 in connection with its on-going expansion.

          The Company had a tax provision (benefit) for the three and nine months ended September 30, 2006 of $845,000 and ($302,000), respectively.  For the same periods a year earlier, the Company’s tax provision was $398,000 and $1.1 million, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes for the nine months ended September 30, 2006 and for the three and nine months ended September 30, 2005 of $2.4 million, $500,000, and $1.5 million, respectively.  The Company’s valuation allowance for deferred taxes was zero at September 30, 2006.

          Total assets of the Company were $712.3 million as of September 30, 2006, compared to $702.7 million as of December 31, 2005.  The $9.5 million, or 1.3%, increase in total assets is primarily due to the purchase of $10.0 million of Bank Owned Life Insurance (“BOLI”) at the end of March 2006, and an increase in investments of $3.3 million, partially offset by a decrease in net loans of $8.4 million.

          Net loans decreased $8.4 million to $594.9 million as of September 30, 2006, compared to the prior year end.  The decrease is primarily due to the Bank selling $142.5 million multi-family loans, which generated net gains of $2.3 million, and the prepayment of loans totaling $87.2 million, which generated noninterest income of $852,000.  Partially offsetting the loan sales and loan prepayments was the origination of $238.5 million of new loans, consisting of $131.4 million of multi-family, $55.4 million of commercial real estate and land, and one single-family residential loan of $500,000, and business loans comprised of $26.2 million of commercial real estate owner-occupied loans, $18.2 million of commercial and industrial loans, and $6.7 million of SBA loans.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and net balance sheet growth, and expects to continue to do so for the foreseeable future.  The Bank’s pipeline of new loans at September 30, 2006, was $98.2 million.

          The allowance for loan losses increased $33,000 to $3.1 million as of September 30, 2006, compared to December 31, 2005.  The increase in the allowance for loan losses was primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans and less multi-family loans, partially offset by the $1.0 million reduction of non-accrual loans, net of specific allowance.  The decrease in our real estate portfolio since December 31, 2005 was comprised of a $72.8 million decline in multi-family loans that was partially offset by a $21.6 million increase in commercial real estate and land loans.  Business loans, consisting of commercial owner-occupied loans, commercial and industrial loans, and SBA loans, increased during the first nine months of 2006 by $29.8 million, $12.8 million, and $4.2 million, respectively.  The allowance for loan losses as a percent of non-accrual loans increased to 540% as of September 30, 2006 from 181% at December 31, 2005.  Net non-accrual loans and other real estate owned were $488,000 and $264,000, respectively, at September 30, 2006, compared to $1.5 million and $211,000, respectively, as of December 31, 2005. The ratio of net nonperforming assets to total assets at September 30, 2006 was 0.11%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

          Total deposits were $321.5 million as of September 30, 2006, compared to $327.9 million at December 31, 2005.  The decrease in deposits is comprised of a decrease of brokered and wholesale certificate of deposits totaling $22.5 million, which was partially offset by increases in transaction accounts of $11.4 million and retail certificates of deposits of $4.6 million.  The cost of deposits as of September 30, 2006 was 3.91%, an increase of 75 basis points since December 31, 2005.

          At September 30, 2006, total borrowings of the Company amounted to $322.3 million, a 1.3% increase from December 31, 2005, and were comprised of the Bank’s $225.0 million and $74.0 million of FHLB term borrowings and overnight advances, respectively, $13.0 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at September 30, 2006 was 4.63%, compared to 3.63% at December 31, 2005.

          The Bank’s tier 1 (core) capital and total risk-based capital ratios at September 30, 2006 were 8.40% and 11.89%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the first quarter of 2007.  The Bank at September 30, 2006, had total assets of $706.8 million, net loans of $595.0 million, total deposits of $323.6 million, and total equity capital of $60.2 million.

          FORWARD-LOOKING COMMENTS

          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30, 2006	December 31, 2005

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$7,875	$10,055
Federal funds sold	25,505	24,000
Cash and cash equivalents	33,380	34,055
Investment securities available for sale	37,998	35,850
Investment securities held to maturity	15,117	13,945
Loans held for sale	1,223	456
Loans held for investment, net of allowance for loan losses of $3,083 in 2006 and $3,050 in 2005 respectively	593,735	602,937
Accrued interest receivable	3,343	3,007
Foreclosed real estate	264	211
Premises and equipment	6,360	5,984
Income taxes receivable	386	133
Deferred income taxes	6,936	5,188
Bank owned life insurance	10,212	—
Other assets	3,298	967
Total assets	$712,252	$702,733
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$93,239	$81,816
Certificates of deposit	228,263	246,120
Total deposits	321,502	327,936
Other borrowings	312,000	307,835
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	11,305	6,073
Total liabilities	655,117	652,154
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,618	67,198
Accumulated deficit	(9,908)	(16,059)
Unrealized loss on available for sale securities, net of tax	(628)	(613)
Total stockholders’ equity	57,135	50,579
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$712,252	$702,733

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

INTEREST INCOME:
Loans	$10,658	$8,230	$30,504	$22,585
Other interest-earning assets	678	510	1,941	1,422
Total interest income	11,336	8,740	32,445	24,007
INTEREST EXPENSE:
Interest on transaction accounts	430	307	1,191	844
Interest on certificates of deposit	2,581	1,838	7,297	4,892
Total deposit interest expense	3,011	2,145	8,488	5,736
Other borrowings	4,028	2,125	10,429	5,139
Subordinated debentures	211	162	592	446
Total interest expense	7,250	4,432	19,509	11,321
NET INTEREST INCOME	4,086	4,308	12,936	12,686
PROVISION FOR LOAN LOSSES	—	56	104	292
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,086	4,252	12,832	12,394
NONINTEREST INCOME:
Loan servicing fee income	369	513	1,113	1,001
Bank and other fee income	136	125	370	383
Net gain from loan sales	1,462	270	2,321	364
Other income	218	148	548	1,214
Total noninterest income	2,185	1,056	4,352	2,962
NONINTEREST EXPENSE:
Compensation and benefits	2,389	1,914	6,937	5,614
Premises and occupancy	580	391	1,683	1,034
Data processing	99	86	284	249
Net loss (gain) on foreclosed real estate	26	18	69	(7)
Legal and audit expense	118	170	380	518
Marketing expense	215	65	563	174
Office and postage expense	102	92	299	276
Other expense	393	341	1,120	922
Total noninterest expense	3,922	3,077	11,335	8,780
NET INCOME BEFORE TAXES	2,349	2,231	5,849	6,576
PROVISION (BENEFIT) FOR INCOME TAXES	845	398	(302)	1,056
NET INCOME	$1,504	$1,833	$6,151	$5,520
Basic Average Shares Outstanding	5,263,988	5,259,241	5,261,195	5,258,907
Basic Earnings per Share	$0.29	$0.35	$1.17	$1.05
Diluted Average Shares Outstanding	6,684,649	6,691,665	6,685,263	6,650,164
Diluted Earnings per Share	$0.23	$0.27	$0.92	$0.83

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of Sept. 30, 2006	As of December 31, 2005	As of Sept. 30, 2005

Asset Quality:
Non-accrual loans, net of specific allowance	$488	$1,502	$1,093
Real estate owned	$264	$211	$369
Nonperforming assets, net of specific allowance	$752	$1,713	$1,462
Net charge-offs (recoveries) for the quarter ended	$(116)	$(92)	$(65)
Allowance for loan losses	$3,083	$3,050	$2,900
Net charge-offs to average loans, annualized	(0.08)%	(0.06)%	(0.05)%
Net non-accrual loans to total loans	0.08%	0.25%	0.19%
Net non-accrual loans to total assets	0.07%	0.21%	0.16%
Net non-performing assets to total assets	0.11%	0.24%	0.22%
Allowance for loan losses to total loans	0.52%	0.50%	0.50%
Allowance for loan losses to non-accrual loans	539.50%	180.82%	232.74%
Average Balance Sheet: for the Quarter ended
Total assets	$700,660	$666,938	$629,753
Loans	$611,760	$595,328	$563,260
Deposits	$315,875	$329,799	$301,302
Borrowings	$309,355	$269,579	$263,674
Subordinated debentures	$10,310	$10,310	$10,310
Share Data:
Basic book value	$10.85	$9.67	$9.38
Diluted book value	$9.02	$8.09	$7.86
Closing stock price	$12.00	$11.80	$12.92
Pacific Premier Bank Capital:
Tier 1 (core) capital	$59,312	$54,376	$53,527
Tier 1 (core) capital ratio	8.40%	7.79%	8.12%
Total risk-based capital ratio	11.89%	11.78%	12.59%
Loan Portfolio
Real estate loans:
Multi-family	$386,865	$459,714	$450,407
Commercial and land	144,922	123,364	102,546
One-to-four family	13,067	16,561	17,970
Business loans:
Commercial Owner Occupied	31,890	2,062	1,222
Commercial and Industrial	16,077	3,248	1,939
SBA loans	4,203	—	—
Other loans	26	27	25
Total gross loans	$597,050	$604,976	$574,109

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005

Profitability and Productivity:
Return on average assets	1.19%	1.24%
Return on average equity	15.16%	15.74%
Net interest margin	2.61%	2.93%
Non-interest expense to total assets	2.12%	1.32%
Efficiency ratio	65.17%	56.16%

SOURCE  Pacific Premier Bancorp, Inc.
     -0-                                                            10/25/2006
     /CONTACT:  Steven R.  Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
     (PPBI)